UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 11, 2002

Commission file number 1-13163

YUM! BRANDS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	13-3951308

(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky                40213
(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code:       (502) 874-8300

Former name or former address, if changed since last report:   N/A

Item 5. OTHER EVENTS

On December 11, 2002 YUM! Brands, Inc. issued a press release discussing its 2003 earnings expectations as well as reconfirming its ongoing operating EPS of $1.89 to $1.91 for the full year 2002.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)     Exhibits

99      Press release dated December 11, 2002 from YUM! Brands, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC. (Registrant)

Date: December 16, 2002	/s/ Brent A. Woodford Vice President and Controller (Principal Accounting Officer)

YUM! BRANDS, INC.

-	COMPANY HOSTS EXECUTIVE UPDATE FOR ANALYSTS AND INVESTORS
-	DISCUSSES 2003 EXPECTATIONS AND LONGER-TERM GROWTH TARGETS
-	CONFIRMS 2002 ONGOING OPERATING EPS OF $1.89 TO $1.91

LOUISVILLE, KY (December 11, 2002) — Yum! Brands, Inc. (NYSE:YUM) today will host its annual Executive Update for Analysts and Investors, during which the company will reconfirm full-year 2002 earnings expectations of at least $1.89 to $1.91 in ongoing operating earnings per share (EPS). The company also will review its strategies to sustain continued long-term growth in ongoing operating earnings and its 2003 earnings expectations.

“We have successfully restructured Yum! Brands, Inc., and we now have a strong balance sheet, outstanding brands in every major category and a demonstrated track record. 2002 has been a year of revenue growth, and it will be a year of at least 17% to 19% growth in ongoing operating EPS. More importantly, we are uniquely positioned in our industry to drive significant international growth and transform the quick-service restaurant industry by multibranding our U.S. business. Our innovative strategies and financial discipline make us very confident we can grow our EPS at least 10% each year and retain our leading position in return on invested capital for years to come,” said David Novak, Chairman and Chief Executive Officer.

Full-Year 2003 Forecast

For 2003, the company is expecting:

  Ongoing operating EPS in a range of $2.07 to $2.09.
  Reported EPS in a range of $1.98 to $2.00.
  Worldwide revenue growth of 7% to 8%. This includes an impact of +2 points from the Long John Silver’s/A&W acquisition.
  Worldwide system-sales growth of 7% to 8%. This includes an impact of +2 points from the Long John Silver’s/A&W acquisition.
  U.S. blended same-store sales increase of +2%.
  Over 1,400 new restaurants to be opened worldwide including 1,000 internationally.
  Over 400 multibranded restaurants added through conversions of existing restaurants, replacements (rebuild on site or relocate), and new-restaurant builds.
  Continued growth in franchise fees to reach over $900 million.
  An increase in restaurant margin of approximately 0.1 percentage points. Long John Silver’s/A&W negatively impact worldwide margin by 0.2 percentage points year over year.
  General and administrative costs will increase approximately $30 million. This is primarily due to the Long John Silver’s/A&W acquisition and an increase in international G&A of approximately $5 to $10 million.
  Ongoing operating profit to increase 7% to 9%.
  Ongoing operating earnings to increase 8% to 10%.
  The ongoing effective tax rate to be 31% to 32%, about even with 2002.
  Average shares outstanding to decline to a range of 304 to 308 million shares.
  Return on invested capital to remain strong at 18%, continuing at the best levels in the restaurant category. Capital expenditures are expected to be about $825 million.

First Quarter 2003 Forecast

  International system-sales growth of at least 7% prior to foreign exchange conversion. Foreign currency translation impact is expected to add 1 percentage point to the growth rate.
  U.S. portfolio blended same-store sales for company restaurants, even with a year ago.
  Ongoing operating earnings roughly even with last year. Ongoing operating EPS of $0.40, even with last year.
  Average shares outstanding should decline to a range of 304 to 306 million shares.
  A facility action charge of $0.02, even with last year.
  Reported EPS of $0.38.

Web Cast Information

Yum! Brands will Web cast the conference, beginning at 8:15 a.m. EST. Interested parties can access the Web cast by logging on to www.yum.com. Throughout the morning, Yum! Brands senior leaders will provide details about the company’s key strategies of global expansion, multibranding, top-tier restaurant operations.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system units, operating and franchising over 32,500 restaurants in more than 100 countries and territories. The Company generated over $22.3 billion in system sales in 2001. Four of the company’s restaurant brands — KFC, Pizza Hut, Taco Bell and Long John Silver’s — are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Since 1919, A&W All-American Food has been serving a signature frosty mug root beer float and all-American pure-beef hamburgers and hot dogs, making it the longest running quick-service franchise chain in America.

A copy of the Executive Update presentation will be available on the Company’s Web site at www.yum.com by 8:00 a.m. EST December 11.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, anticipate, believe, plan and other similar terminology. These “forward-looking” statements reflect management’s current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Factors that can cause actual results to differ materially include changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences, spending patterns and demographic trends; the effectiveness of our operating initiatives and advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our refranchising strategy; the ongoing business viability of our franchise and license operators; our ability to secure alternative distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; our actuarially determined casualty loss estimates; changes in legislation and governmental regulation; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands’ financial and other results are included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.